For Immediate Release

Level One Bancorp, Inc. reports second quarter 2020 net income of $2.7 million, representing $0.35 diluted earnings per common share

Farmington Hills, MI – July 29, 2020 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) today reported financial results for the second quarter of 2020, which included net income of $2.7 million, or $0.35 diluted earnings per share. This compares to net income of $4.1 million, or $0.53 diluted earnings per share, in the preceding quarter and $3.6 million, or $0.45 diluted earnings per share, in the second quarter of 2019.

Patrick J. Fehring, President and Chief Executive Officer of Level One, commented, "We are pleased to report strong second quarter operating results despite being faced with the challenges of the COVID-19 pandemic. The second quarter revenue reflects the significant and continuing growth in our residential mortgage banking business, which experienced a record quarterly increase in mortgage banking revenue of $3.1 million, or 119.63%, over the previous quarter. This increase is due to the continued low interest rate environment, the dedicated efforts of our team members, as well as management leveraging efficiencies in the production process to meet the unprecedented demand. Level One originated $203.6 million of residential mortgage loans during the three months ended June 30, 2020, a 124.0% increase from $90.9 million originated in the first quarter 2020. Also during the quarter, our efficiency ratio declined to 62.79%, reflecting the positive impact of the successful integration of Ann Arbor State Bank during first quarter of 2020."

Commenting on credit quality, Mr. Fehring stated, "Although we did see an improvement in our credit quality as our nonperforming loans decreased to 0.46% of total loans, we still believe it was prudent to record a provision for loan losses of $5.6 million for the quarter. The increase in provision expense reflects the uncertainty of forecasted economic conditions as businesses and individuals face impacts of the pandemic, in addition to a large chargeoff taken during the second quarter. Overall, management believes that the Bank's reserves remain appropriate, and we will continue to be diligent in our review of credit as circumstances related to the pandemic unfold."

Mr. Fehring concluded, "I am very proud of the Level One team for their great efforts this quarter in assisting our clients during these challenging times. By quarter end, Level One had closed $399.2 million of Paycheck Protection Program ("PPP") loans to more than 2,000 small and mid-sized businesses, making a difference in the communities we serve. Approximately 40% of these PPP loans are to new clients, which provides us an opportunity for future growth. We will continue to monitor the COVID-19 pandemic and evaluate the impact that it could have on our customers and our team members."

Financial Highlights

•Net income was $2.7 million, or $0.35 diluted earnings per share
•Net interest margin, on a fully taxable equivalent ("FTE") basis, was 2.98%, compared to 3.42% in the preceding quarter and 3.50% in the second quarter of 2019
•Noninterest income was $4.3 million higher at $7.8 million in the second quarter of 2020, compared to $3.5 million in the second quarter of 2019
•Total assets increased 60.37% to $2.54 billion at June 30, 2020, compared to $1.58 billion at December 31, 2019
•Total loans increased 47.88% to $1.82 billion at June 30, 2020, compared to $1.23 billion at December 31, 2019, which reflected the origination of $399.2 million in PPP loans to more than 2,000 small and mid-sized businesses

•Total deposits increased 60.41% to $1.82 billion at June 30, 2020, compared to $1.14 billion at December 31, 2019
•Book value per share increased 5.33% to $23.31 per share at June 30, 2020, compared to $22.13 per share at December 31, 2019
•Tangible book value per share decreased 13.28% to $18.09 per share at June 30, 2020, compared to $20.86 per share at December 31, 2019
•Provision for loan loss was $5.1 million higher at $5.6 million in the second quarter of 2020, compared to $429 thousand in the second quarter of 2019

Balance Sheet Review

Level One recorded significant balance sheet growth in the second quarter of 2020 as a result of the PPP program, although much of it is expected to be temporary. Total assets were $2.54 billion at June 30, 2020, an increase of $956.8 million, or 60.37%, from $1.58 billion at December 31, 2019, and up $1.04 billion, or 68.84%, from $1.51 billion at June 30, 2019. The increase in total assets from December 31, 2019 was due to $399.2 million of PPP loans originated in the second quarter of 2020, the acquisition of Ann Arbor State Bank on January 2, 2020, which contributed $325.3 million of growth in total assets, and an increase of $260.2 million in cash and cash equivalents resulting from funding under the Paycheck Protection Program Liquidity Facility ("PPPLF") to facilitate PPP lending. The increase in total assets year over year was primarily attributable to the same factors.

The investment securities portfolio grew $36.3 million, or 20.05%, to $217.2 million at June 30, 2020, from $180.9 million at December 31, 2019, while remaining relatively flat compared to June 30, 2019. The increase in the investment securities portfolio compared to December 31, 2019 was primarily due to the acquisition of Ann Arbor State Bank, which contributed $47.4 million of investment securities. In addition, during the six months ended June 30, 2020, we repositioned the investment portfolio through purchases of $38.7 million and sales of $49.8 million.

Total loans were $1.82 billion at June 30, 2020, an increase of $587.7 million, or 47.88%, from $1.23 billion at December 31, 2019, and up $648.9 million, or 55.62%, from $1.17 billion at June 30, 2019. The growth in total loans compared to December 31, 2019 and June 30, 2019 was primarily due to the origination of $399.2 million in PPP loans in the second quarter of 2020. The acquisition of Ann Arbor State Bank also contributed $224.1 million of loans. The loan growth was partially offset by $30.2 million of runoff of acquired loans and $5.2 million of originated loans during the first two quarters of 2020. The increase in total assets year over year was attributable to the same factors mentioned in the analysis above, and organic loan growth of $61.1 million in the third and fourth quarters of 2019.

Total deposits were $1.82 billion at June 30, 2020, an increase of $685.9 million, or 60.41%, from $1.14 billion at December 31, 2019, and increased $591.9 million, or 48.14%, from $1.23 billion at June 30, 2019. The increase in deposits compared to December 31, 2019 and June 30, 2019 was primarily due to $421.1 million of organic deposit growth during the six months ended June 30, 2020, driven by deposits of PPP loan funds into customer accounts. In addition, the acquisition of Ann Arbor State Bank contributed $264.8 million in deposits. Total deposit composition at June 30, 2020 consisted of 41.93% of demand deposit accounts, 25.95% of savings and money market accounts and 32.12% of time deposits.

Total debt outstanding was $499.6 million at June 30, 2020, an increase of $243.0 million, or 94.66%, from $256.6 million at December 31, 2019, and an increase of $407.8 million, or 443.92%, from $91.8 million at June 30, 2019. The increase in debt outstanding compared to December 31, 2019 was primarily due to increases of $270.4 million in Federal Reserve Bank ("FRB") borrowings under the PPPLF, and $38.0 million in long-term FHLB advances of which $15.3 million related to FHLB advances acquired from the Ann Arbor State Bank acquisition, partially offset by a decrease of $60.0 million in short-term FHLB advances and $5.0 million in federal funds purchased. The increase in total borrowings compared to June 30, 2019 was primarily due to increases of $270.4 million in FRB borrowings, $153.0 million in long-term FHLB advances and $30.0 million in subordinated notes, partially offset by a decrease of $45.0 million in short-term FHLB advances. The increase in debt outstanding, as well as the issuance of new subordinated notes during the fourth quarter of 2019, reflected management's efforts to fund the liquidity needs of Level One in a cost-effective manner.

Operating Results

Level One's net interest income increased $1.4 million, or 9.53%, to $16.2 million in the second quarter of 2020, compared to $14.8 million in the preceding quarter and increased $3.8 million, or 30.48%, compared to $12.4 million in the second quarter of 2019.

Level One’s net interest margin, on a FTE basis, was 2.98% in the second quarter of 2020, compared to 3.42% in the preceding quarter and 3.50% in the second quarter of 2019. This decrease in the net interest margin compared to the preceding quarter and second quarter of 2019 was partially a result of lower average loan yield. Average loan yield decreased 66 basis points to 4.34% for the second quarter of 2020, compared to 5.00% for the preceding quarter and down 109 basis points from 5.43% for the second quarter of 2019, primarily due to the target federal funds rate dropping 150 basis points in March 2020 in response to the COVID-19 pandemic health crisis as well as decreasing 75 basis points in the second half of 2019. Another contributing factor to the decrease in loan yields, was the impact of the PPP loans originated during the second quarter of 2020 which had a yield of 2.99%, net of deferred fees/costs, compared to the non-PPP loans which had a yield of 4.60%. The decrease in loan yields was accompanied by a corresponding decrease in the cost of funds, which declined 47 basis points to 1.09% in the second quarter of 2020, compared to 1.56% in the preceding quarter and down 98 basis points from 2.07% in the second quarter of 2019. Finally, during the second quarter of 2020, our average cash balances of $226.9 million, which resulted primarily from excess funding under the PPPLF, earned 0.12%, which negatively affected the net interest margin.

Level One's noninterest income increased $3.1 million, or 66.08%, to $7.8 million in the second quarter of 2020, compared to $4.7 million in the preceding quarter, and increased $4.3 million, or 124.01%, compared to $3.5 million in the second quarter of 2019. The increase in noninterest income compared to the preceding quarter was primarily attributable to an increase of $3.1 million in mortgage banking activities and an increase of $370 thousand in net gains on sales of investment securities, partially offset by a decrease of $281 thousand in other charges and fees. The increase in the mortgage banking activities income compared to the first quarter of 2020 was primarily due to $43.0 million higher residential loan originations held for sale as a result of lower interest rates during the second quarter 2020. The increase in net gains on sales of investment securities was due to sales of state and political subdivisions securities in an effort to reposition our investment portfolio. The decrease in other charges and fees was primarily due to a decrease in interest rate swap fees partially offset by gains on sale of other real estate owned. The increase in noninterest income year over year was primarily due to an increase of $3.4 million in mortgage banking activities and a $892 thousand increase in net gains on sales of investment securities. The increase in mortgage banking activities compared to the second quarter of 2019 was primarily due to $61.7 million higher residential loan originations held for sale. The increase in net gains on sales of securities was due to the same factors mentioned in the quarter over quarter analysis above.

Level One's noninterest expense increased $521 thousand, or 3.58%, to $15.1 million in the second quarter of 2020, compared to $14.6 million in the preceding quarter, and increased $3.9 million, or 35.07%, compared to $11.2 million in the second quarter of 2019. The $521 thousand increase in noninterest expense compared to the preceding quarter was primarily due to increases of $968 thousand in salary and employee benefits and $549 thousand in professional fees, partially offset by a decrease of $1.3 million in acquisition and due diligence fees. The increase in noninterest expense year over year was mainly attributable to increases of $2.4 million in salary and employee benefits, $556 thousand in professional fees, $399 thousand in occupancy and equipment expense and $304 thousand in data processing expense. The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, for the second quarter of 2020 was 62.79%, compared to 74.64% for the preceding quarter and 70.15% in the second quarter of 2019.

Level One's income tax provision was $643 thousand, or 19.11% of pretax income, in the second quarter of 2020, as compared to $349 thousand, or 7.83% of pretax income, in the preceding quarter and $767 thousand, or 17.75% of pretax income, in the second quarter of 2019. The increase in income tax provision compared to the preceding quarter was primarily as a result of the first quarter including a $290 thousand tax benefit related to the Ann Arbor State Bank net operating loss (NOL) resulting from the CARES Act provision that allows for NOLs generated in 2018 through 2020 to be carried back five years. Additionally, first quarter 2020 included a $175 thousand tax benefit related to the disqualified dispositions of Ann Arbor State Bank’s stock options.

Asset Quality

Nonaccrual loans were $8.3 million, or 0.46% of total loans, at June 30, 2020, a decrease of $10.2 million from nonaccrual loans of $18.5 million, or 1.51% of total loans, at December 31, 2019, and a decrease of $6.2 million from nonaccrual loans of $14.5 million, or 1.25% of total loans, at June 30, 2019. The decrease in nonaccrual loans compared to December 31, 2019 was primarily due to the sale of a $7.9 million commercial loan relationship on nonaccrual status and the transfer of a $1.0 million commercial loan relationship to other real estate owned during the first quarter of 2020. In addition, during the first half of 2020, the Company had paydowns of $548 thousand on two commercial loan relationships on nonaccrual status and writedowns of $254 thousand on one commercial loan relationship on nonaccrual status. The decrease in nonaccrual loans from the second quarter of 2019 was primarily due to $8.9 million of paydowns related to four commercial loan relationships on nonaccrual status and writedowns of $254 thousand on one commercial loan relationship on nonaccrual status, partially offset by a commercial loan relationship moving to nonaccrual status totaling $3.7 million.

Level One had $61 thousand of other real estate owned assets at June 30, 2020, compared to $921 thousand at December 31, 2019 and $373 thousand at June 30, 2019. The decrease in other real estate owned assets compared to December 31, 2019 was due to the sale of three properties totaling $2.0 million in the second quarter of 2020 partially offset by the addition of a $1.0 million commercial property to other real estate owned during the first quarter of 2020. The decrease year over year was due to the factors mentioned above, partially offset by the addition of one residential property and one commercial property moving to other real estate owned during the fourth quarter of 2019. Nonperforming assets, consisting of nonaccrual loans and other real estate owned, as a percentage of total assets were 0.33% at June 30, 2020, compared to 1.23% at December 31, 2019, and 0.99% at June 30, 2019.

Performing troubled debt restructured loans that were not included in nonaccrual loans at June 30, 2020 were $1.1 million, compared to $906 thousand at December 31, 2019 and $921 thousand at June 30, 2019. Loans to borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans. In accordance with bank regulatory guidance, troubled debt restructurings do not include short-term modifications made on a good-faith basis in response to the COVID-19 pandemic to borrowers who were current prior to any relief.

Net chargeoffs in the second quarter of 2020 were $1.5 million, or 0.34% of average loans on an annualized basis, compared to $174 thousand of net chargeoffs, or 0.05% of average loans on an annualized basis, for the preceding quarter and $36 thousand of net chargeoffs, or 0.01% of average loans on an annualized basis, in the second quarter of 2019. The increase in net chargeoffs during second quarter 2020 was due to a $1.3 million chargeoff on a $7.9 million nonaccrual loan relationship that was subsequently sold in the quarter.

Level One's provision for loan losses in the second quarter of 2020 was a provision expense of $5.6 million, compared to $489 thousand in the preceding quarter and $429 thousand in the second quarter of 2019. The increase in the provision expense quarter over quarter was primarily due to an increase of $3.6 million resulting from an adjustment of the economic qualitative factors within the allowance for loan loss model as a result of the deterioration of macroeconomic factors as a result of the COVID-19 pandemic. There was also a $1.3 million increase in provision expense resulting from a $1.3 million chargeoff on a $7.9 million nonaccrual loan relationship that was subsequently sold in the quarter. The increase in the provision expense year over year was primarily due to the same factors. The Company will continue to evaluate the fluid situation in regards to the COVID-19 pandemic and will take further action to appropriately record additional provision for loan losses should there be any indications of a decrease in the credit quality of our portfolio as a result of the COVID-19 pandemic. The Company will re-evaluate the appropriateness of the allowance for loan losses in future quarters as needed.
The allowance for loan losses was $17.1 million, or 0.94% of total loans, at June 30, 2020, compared to $12.7 million, or 1.03% of total loans, at December 31, 2019, and $12.4 million, or 1.06% of total loans, at June 30, 2019. The allowance for loan losses as a percentage of total loans decreased as a result of the $399.2 million of PPP loans originated in the second quarter of 2020, which are 100% guaranteed by the SBA and require no reserves. As of June 30, 2020, the allowance for loan losses as a percentage of nonaccrual loans was 206.37%, compared to 68.40% at December 31, 2019, and 84.94% at June 30, 2019.

Capital

Total shareholders’ equity was $180.3 million at June 30, 2020, an increase of $9.6 million, or 5.60%, compared with $170.7 million at December 31, 2019, primarily as a result of increased retained earnings in the second quarter of 2020 and increased accumulated other comprehensive income. Total shareholders' equity increased $17.4 million, or 10.68%, from $162.9 million at June 30, 2019 attributable to the same factors mentioned in the quarter to quarter analysis above.

During the second quarter of 2020, Level One utilized the PPPLF to finance and facilitate PPP lending. Management has taken recent steps to increase liquidity on the balance sheet and has expanded capacity for additional funding should there be a need. Furthermore, Level One continues to monitor its capital ratios regularly and has benefited from its participation in the PPP, offset by the stress from the weakening economy due to the COVID-19 pandemic.

Recent Developments

Second Quarter Dividend: On June 17, 2020, Level One’s Board of Directors declared a quarterly cash dividend of $0.05 per share. This dividend was paid on July 15, 2020, to stockholders of record at the close of business on June 30, 2020.

Level One's Response to the COVID-19 pandemic: Level One has taken comprehensive steps to help our customers, team members and communities during the current COVID-19 pandemic health crisis. For our customers, we have provided loan payment deferrals and offered fee waivers, among other actions. Through June 30, 2020, we have helped our consumer and small business customers by deferring loan payments and waiving fees on $414.5 million, or 29%, of non-PPP loans. In addition, as of July 20, 2020, we had $13.9 million of loans that requested an additional 90-day modification. To support our communities, we have made charitable donations, including one to a local health system, in order to help support the frontline workers impacted by the COVID-19 pandemic.

We are continuing to enable the vast majority of our main office team members to work remotely each day. We have also taken significant actions to help ensure the safety of our team members whose roles require them to come into the office, which includes the development, implementation and communication of a comprehensive return to office plan. In addition, while our branches have reopened to serve our clients, we will continue to be diligent in our efforts to follow all CDC guidelines in order to ensure the health and safety of our clients and team members. We will continue to evaluate this fluid situation and take additional actions as necessary.

Level One also recognizes that some of the most impacted industries are the hospitality and food service industries. As of June 30, 2020, Level One had less than 0.5% and 4.5% of loan concentrations in the hospitality and food service industries, respectively.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $2.54 billion as of June 30, 2020. It operates sixteen banking centers throughout southeast Michigan and west Michigan. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year" and "Export Finance Lender of the Year" and one of S&P Global's Top 10 "Best-Performing Community Banks" in the nation. Level One's commercial division provides a menu of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, export-import financing, and a full suite of treasury management and private banking services. The consumer division offers personal savings and checking accounts and a complete array of consumer loan products including residential mortgages, home equity loans, auto loans, and credit card services. Level One Bank offers a variety of online banking services and a robust mobile banking application for individuals and businesses. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views of future events and operations. These forward-looking statements are based on the information currently available to the Company as of the date of this release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue" or similar technology. It is important to note that these forward-looking statements are not guarantees of future performance and involve risk and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including its potential effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic, the ability of the Company to implement its strategy and expand its lending operations, changes in interest rates and other general economic, business and political conditions, including changes in the financial markets, as well as other risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

Summary Consolidated Financial Information
(Unaudited)	As of or for the three months ended,
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Earnings Summary
Interest income	$20,396	$19,817	$17,366	$17,983	$17,657
Interest expense	4,163	4,997	4,458	4,995	5,216
Net interest income	16,233	14,820	12,908	12,988	12,441
Provision (benefit) for loan losses	5,575	489	548	(16)	429
Noninterest income	7,789	4,690	4,590	3,858	3,477
Noninterest expense	15,083	14,562	11,295	11,539	11,167
Income before income taxes	3,364	4,459	5,655	5,323	4,322
Income tax provision	643	349	975	914	767
Net income	$2,721	$4,110	$4,680	$4,409	$3,555
Net income allocated to participating securities	19	47	50	45	37
Net income attributable to common shareholders	$2,702	$4,063	$4,630	$4,364	$3,518
Per Share Data
Basic earnings per common share	$0.35	$0.53	$0.60	$0.57	$0.46
Diluted earnings per common share	0.35	0.53	0.60	0.56	0.45
Diluted earnings per common share, excluding acquisition and due diligence fees (1)	0.37	0.68	0.63	0.60	0.45
Book value per common share	23.31	22.74	22.13	21.77	21.07
Tangible book value per share (1)	18.09	17.54	20.86	20.51	19.81
Shares outstanding (in thousands)	7,734	7,731	7,715	7,714	7,728
Average basic common shares (in thousands)	7,676	7,637	7,632	7,721	7,741
Average diluted common shares (in thousands)	7,721	7,738	7,747	7,752	7,856
Selected Period End Balances
Total assets	$2,541,696	$1,936,823	$1,584,899	$1,509,463	$1,505,376
Securities available-for-sale	217,172	230,671	180,905	205,242	218,145
Total loans	1,815,353	1,466,407	1,227,609	1,168,923	1,166,501
Total deposits	1,821,351	1,470,608	1,135,428	1,194,542	1,229,445
Total liabilities	2,361,437	1,761,055	1,414,196	1,341,495	1,342,509
Total shareholders' equity	180,259	175,768	170,703	167,968	162,867
Tangible shareholders' equity (1)	139,913	135,578	160,940	158,250	153,121
Performance and Capital Ratios
Return on average assets (annualized)	0.46%	0.87%	1.23%	1.16%	0.95%
Return on average equity (annualized)	6.02	9.40	10.98	10.58	8.92
Net interest margin (fully taxable equivalent)(2)	2.98	3.42	3.56	3.59	3.50
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	62.79	74.64	64.55	68.50	70.15
Dividend payout ratio	14.22	7.52	6.60	7.03	8.69
Total shareholders' equity to total assets	7.09	9.08	10.77	11.13	10.82
Tangible equity to tangible assets (1)	5.59	7.15	10.22	10.55	10.24
Common equity tier 1 to risk-weighted assets	8.76	8.10	11.77	11.73	11.49
Tier 1 capital to risk-weighted assets	8.76	8.10	11.77	11.73	11.49
Total capital to risk-weighted assets	12.81	11.68	16.05	13.84	13.62
Tier 1 capital to average assets (leverage ratio)	6.21	7.08	10.41	10.12	10.01
Asset Quality Ratios:
Net charge-offs to average loans	0.34%	0.05%	0.06%	0.01%	0.01%
Nonperforming assets as a percentage of total assets	0.33	0.89	1.23	0.78	0.99
Nonaccrual loans as a percent of total loans	0.46	1.04	1.51	0.98	1.25
Allowance for loan losses as a percentage of period-end loans	0.94	0.89	1.03	1.05	1.06
Allowance for loan losses as a percentage of nonaccrual loans	206.37	85.32	68.40	107.46	84.94
Allowance for loan losses as a percentage of nonaccrual loans, excluding allowance allocated to loans accounted for under ASC 310-30	195.04	80.34	64.29	100.52	79.41
(1) See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" below.
(2) Presented on a tax equivalent basis using a 21% tax rate.

GAAP Reconciliation of Non-GAAP Financial Measures

        Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible shareholders' equity, tangible book value per share and the ratio of tangible equity to tangible assets, as well as net income and diluted earnings per common share excluding acquisition and due diligence fees. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy, as well as better understand and evaluate the Company’s core financial results for the periods in question.

        We calculate: (i) tangible shareholders' equity as total shareholders' equity less core deposit intangibles, mortgage servicing rights and goodwill; (ii) tangible book value per share as tangible shareholders' equity divided by shares of common stock outstanding; (iii) tangible assets as total assets, less core deposit intangibles, mortgage servicing rights and goodwill; (iv) net income, excluding acquisition and due diligence fees, as net income, as reported, less acquisition and due diligences fees, net of income tax benefit; and (v) diluted earnings per common share, excluding acquisition and due diligence fees, as diluted earnings per common share, as reported, less effect of acquisition and due diligence fees on diluted earnings per share, net of income tax benefit.

        The following presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP:

	As of and for the three months ended
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Total shareholders' equity	$180,259	$175,768	$170,703	$167,968	$162,867
Less:
Goodwill	35,554	36,216	9,387	9,387	9,387
Other intangible assets, net	4,792	3,974	376	331	359
Tangible shareholders' equity	$139,913	$135,578	$160,940	$158,250	$153,121

Shares outstanding (in thousands)	7,734	7,731	7,715	7,714	7,728
Tangible book value per share	$18.09	$17.54	$20.86	$20.51	$19.81

Total assets	$2,541,696	$1,936,823	$1,584,899	$1,509,463	$1,505,376
Less:
Goodwill	35,554	36,216	9,387	9,387	9,387
Other intangible assets, net	4,792	3,974	376	331	359
Tangible assets	$2,501,350	$1,896,633	$1,575,136	$1,499,745	$1,495,630

Tangible equity to tangible assets	5.59%	7.15%	10.22%	10.55%	10.24%

Net income, as reported	$2,721	$4,110	$4,680	$4,409	$3,555
Acquisition and due diligence fees	176	1,471	220	319	—
Income tax benefit (1)	(34)	(295)	(26)	(25)	—
Net income, excluding acquisition and due diligence fees	$2,863	$5,286	$4,874	$4,703	$3,555

Diluted earnings per share, as reported	$0.35	$0.53	$0.60	$0.56	$0.45
Effect of acquisition and due diligence fees, net of income tax benefit	0.02	0.15	0.03	0.04	—
Diluted earnings per common share, excluding acquisition and due diligence fees	$0.37	$0.68	$0.63	$0.60	$0.45

(1) Assumes income tax rate of 21% on deductible acquisition expenses.

Consolidated Balance Sheets
	As of
	June 30,	December 31,	June 30,
(Dollars in thousands)	2020	2019	2019
Assets	(Unaudited)		(Unaudited)
Cash and cash equivalents	$364,112	$103,930	$50,120
Securities available-for-sale	217,172	180,905	218,145
Federal Home Loan Bank stock	12,398	11,475	8,325
Mortgage loans held for sale, at fair value	24,557	13,889	22,822
Loans:
Originated loans	1,558,955	1,158,138	1,088,395
Acquired loans	256,398	69,471	78,106
Total loans	1,815,353	1,227,609	1,166,501
Less: Allowance for loan losses	(17,063)	(12,674)	(12,353)
Net loans	1,798,290	1,214,935	1,154,148
Premises and equipment, net	15,882	13,838	13,188
Goodwill	35,554	9,387	9,387
Other intangible assets, net	4,792	376	359
Other real estate owned	61	921	—
Bank-owned life insurance	17,965	12,167	11,992
Income tax benefit	3,293	1,217	791
Other assets	47,620	21,859	16,099
Total assets	$2,541,696	$1,584,899	$1,505,376
Liabilities
Deposits:
Noninterest-bearing demand deposits	$644,251	$325,885	$317,747
Interest-bearing demand deposits	119,570	62,586	50,605
Money market and savings deposits	472,599	313,885	315,477
Time deposits	584,931	433,072	545,616
Total deposits	1,821,351	1,135,428	1,229,445
Borrowings	455,159	212,225	76,934
Subordinated notes	44,457	44,440	14,920
Other liabilities	40,470	22,103	21,210
Total liabilities	2,361,437	1,414,196	1,342,509
Shareholders' equity
Common stock, no par value per share:
Authorized - 20,000,000 shares
Issued and outstanding - 7,734,322 shares at June 30, 2020, 7,715,491 shares at December 31, 2019, and 7,728,280 shares at June 30, 2019	89,175	89,345	89,442
Retained earnings	83,824	77,766	69,295
Accumulated other comprehensive income, net of tax	7,260	3,592	4,130
Total shareholders' equity	180,259	170,703	162,867
Total liabilities and shareholders' equity	$2,541,696	$1,584,899	$1,505,376

Consolidated Statements of Income
(Unaudited)	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share data)	2020	2020	2019	2020	2019
Interest income
Originated loans, including fees	$15,317	$14,039	$14,125	$29,356	$28,019
Acquired loans, including fees	3,642	4,089	1,637	7,731	3,394
Securities:
Taxable	594	684	980	1,278	1,916
Tax-exempt	670	611	595	1,281	1,140
Federal funds sold and other	173	394	320	567	630
Total interest income	20,396	19,817	17,657	40,213	35,099
Interest Expense
Deposits	2,884	3,832	4,617	6,716	8,738
Borrowed funds	643	530	346	1,173	699
Subordinated notes	636	635	253	1,271	503
Total interest expense	4,163	4,997	5,216	9,160	9,940
Net interest income	16,233	14,820	12,441	31,053	25,159
Provision expense for loan losses	5,575	489	429	6,064	851
Net interest income after provision for loan losses	10,658	14,331	12,012	24,989	24,308
Noninterest income
Service charges on deposits	548	634	662	1,182	1,287
Net gain on sales of securities	899	529	7	1,428	—
Mortgage banking activities	5,684	2,588	2,316	8,272	3,436
Other charges and fees	658	939	492	1,597	1,040
Total noninterest income	7,789	4,690	3,477	12,479	5,763
Noninterest expense
Salary and employee benefits	9,598	8,630	7,193	18,228	14,106
Occupancy and equipment expense	1,567	1,528	1,168	3,095	2,372
Professional service fees	941	392	385	1,333	747
Acquisition and due diligence fees	176	1,471	—	1647	—
Marketing expense	230	222	288	452	464
Printing and supplies expense	173	136	104	309	172
Data processing expense	910	847	606	1,757	1,201
Core deposit premium amortization	192	192	36	384	88
Other expense	1,296	1,144	1,387	2,440	2,385
Total noninterest expense	15,083	14,562	11,167	29,645	21,535
Income before income taxes	3,364	4,459	4,322	7,823	8,536
Income tax provision	643	349	767	992	1,514
Net income	$2,721	$4,110	$3,555	$6,831	$7,022
Earnings per common share:
Basic earnings per common share	$0.35	$0.53	$0.46	$0.88	$0.91
Diluted earnings per common share	$0.35	$0.53	$0.45	$0.88	$0.89
Cash dividends declared per common share	$0.05	$0.05	$0.04	$0.10	$0.08
Weighted average common shares outstanding—basic	7,676	7,637	7,741	7,636	7,746
Weighted average common shares outstanding—diluted	7,721	7,738	7,856	7,713	7,862

Net Interest Income and Net Interest Margin
(Unaudited)	For the three months ended
	June 30, 2020			March 31, 2020			June 30, 2019
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Interest-earning assets:
Gross loans (3)	$1,756,234	$18,959	4.34%	$1,458,897	$18,128	5.00%	$1,164,871	$15,762	5.43%
Investment securities: (4)
Taxable	115,271	594	2.07	117,835	684	2.33	143,841	980	2.73
Tax-exempt	102,955	670	3.22	93,858	611	3.18	87,287	595	3.26
Interest earning cash balances	226,931	67	0.12	77,475	256	1.33	32,606	206	2.53
Federal Home Loan Bank Stock	12,398	106	3.44	12,387	138	4.48	8,325	114	5.49
Total interest-earning assets	$2,213,789	$20,396	3.73%	$1,760,452	$19,817	4.56%	$1,436,930	$17,657	4.96%
Non-earning assets:
Cash and due from banks	26,350			24,785			24,347
Premises and equipment	16,300			16,498			13,239
Goodwill	36,209			35,921			9,387
Other intangible assets, net	4,297			3,968			376
Bank-owned life insurance	17,888			17,710			11,948
Allowance for loan losses	(13,081)			(12,726)			(12,039)
Other non-earning assets	52,153			35,079			16,804
Total assets	$2,353,905			$1,881,687			$1,500,992
Interest-bearing liabilities:
Interest-bearing demand deposits	$115,176	$72	0.25%	$106,236	$124	0.47%	$56,434	$69	0.49%
Money market and savings deposits	457,576	561	0.49	403,712	1,100	1.10	295,371	1,125	1.53
Time deposits	570,052	2,251	1.59	547,838	2,608	1.91	582,874	3,423	2.36
Borrowings	352,554	643	0.73	185,586	530	1.15	59,272	346	2.33
Subordinated notes	44,456	636	5.75	44,465	635	5.74	14,910	253	6.78
Total interest-bearing liabilities	$1,539,814	$4,163	1.09%	$1,287,837	$4,997	1.56%	$1,008,861	$5,216	2.07%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest bearing demand deposits	603,552			393,519			315,530
Other liabilities	29,750			25,493			17,144
Shareholders' equity	180,789			174,838			159,457
Total liabilities and shareholders' equity	$2,353,905			$1,881,687			$1,500,992
Net interest income		$16,233			$14,820			$12,441
Interest spread			2.64%			3.00%			2.89%
Net interest margin (5)			2.95			3.39			3.47
Tax equivalent effect			0.03			0.03			0.03
Net interest margin on a fully tax equivalent basis			2.98%			3.42%			3.50%
(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $154 thousand, $130 thousand, and $115 thousand on tax-exempt securities for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively, using a federal income tax rate of 21%.
(3) Includes nonaccrual loans.
(4) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

	For the six months ended
	June 30, 2020			June 30, 2019
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Interest-earning assets:
Gross loans (3)	$1,607,565	$37,087	4.64%	$1,145,151	$31,413	5.53%
Investment securities: (4)
Taxable	116,554	1,278	2.21	142,569	1,916	2.71
Tax-exempt	98,406	1,281	3.20	84,041	1,140	3.28
Interest earning cash balances	152,239	324	0.43	30,353	382	2.54
Federal Home Loan Bank Stock	12,392	243	3.94	8,235	248	6.01
Total interest-earning assets	$1,987,156	$40,213	4.10%	$1,410,439	$35,099	5.05%
Non-earning assets:
Cash and due from banks	25,567			24,570
Premises and equipment	16,399			13,264
Goodwill	36,065			9,387
Other intangible assets, net	4,136			401
Bank-owned life insurance	17,799			11,921
Allowance for loan losses	(12,904)			(11,802)
Other non-earning assets	43,578			14,335
Total assets	$2,117,796			$1,472,515
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$110,706	$197	0.36%	$54,875	$117	0.43%
Money market and savings deposits	430,644	1,661	0.78	300,903	2,219	1.49
Time deposits	558,945	4,858	1.75	563,609	6,402	2.29
Borrowings	269,070	1,173	0.88	57,553	699	2.45
Subordinated notes	44,460	1,271	5.75	14,903	503	6.79
Total interest-bearing liabilities	$1,413,825	$9,160	1.30%	$991,843	$9,940	2.02%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest bearing demand deposits	498,535			308,146
Other liabilities	27,622			15,648
Shareholders' equity	177,814			156,878
Total liabilities and shareholders' equity	$2,117,796			$1,472,515
Net interest income		$31,053			$25,159
Interest spread			2.80%			3.03%
Net interest margin (5)			3.14			3.60
Tax equivalent effect			0.03			0.03
Net interest margin on a fully tax equivalent basis			3.17%			3.63%

(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $286 thousand and $226 thousand on tax-exempt securities for the six months ended June 30, 2020 and June 30, 2019, respectively, using a federal income tax rate of 21%.
(3) Includes nonaccrual loans.
(4) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Composition
(Unaudited)	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2020	2020	2019	2019	2019
Commercial real estate:
Non-owner occupied	$451,906	$450,694	$388,515	$369,284	$364,504
Owner-occupied	273,577	278,216	216,131	196,497	193,500
Total commercial real estate	725,483	728,910	604,646	565,781	558,004
Commercial and industrial	790,353	469,227	410,228	404,130	420,812
Residential real estate	294,041	262,894	211,839	198,277	186,737
Consumer	5,476	5,376	896	735	948
Total loans	$1,815,353	$1,466,407	$1,227,609	$1,168,923	$1,166,501

Impaired Assets
(Unaudited)	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2020	2020	2019	2019	2019
Nonaccrual loans
Commercial real estate	$3,649	$3,721	$4,832	$5,043	$2,979
Commercial and industrial	2,377	9,364	11,112	4,071	9,559
Residential real estate	2,226	2,124	2,569	2,339	2,006
Consumer	16	15	16	—	—
Total nonaccrual loans	8,268	15,224	18,529	11,453	14,544
Other real estate owned	61	2,093	921	373	373
Total nonperforming assets	8,329	17,317	19,450	11,826	14,917
Performing troubled debt restructurings
Commercial and industrial	549	541	547	553	558
Residential real estate	600	599	359	361	363
Total performing troubled debt restructurings	1,149	1,140	906	914	921
Total impaired assets	$9,478	$18,457	$20,356	$12,740	$15,838

Loans 90 days or more past due and still accruing	$903	$437	$157	$157	$331